EXHIBIT 10.1

SECOND AMENDMENT TO THE

TUESDAY MORNING CORPORATION

2004 LONG-TERM EQUITY INCENTIVE PLAN

                THIS SECOND AMENDMENT TO THE TUESDAY MORNING CORPORATION 2004 LONG-TERM EQUITY INCENTIVE PLAN (this “Amendment”) is effective as set forth below and is made by the Compensation Committee (the “Committee”) of Tuesday Morning Corporation, a Delaware corporation (the “Company”), subject in certain cases to stockholder approval of this Amendment.

PRELIMINARY STATEMENTS

                A.            The Company has previously established the Tuesday Morning Corporation 2004 Long-Term Equity Incentive Plan, as amended (the “2004 Plan”), for the benefit of certain directors (including Non-Employee Directors), officers and key employees of, and certain other key individuals who perform services for, the Company and/or its Subsidiaries.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the 2004 Plan.

                B.            Pursuant to the Compensation Committee Charter, the Committee has the right to make certain amendments to the 2004 Plan.

                C.            The Committee desires to amend the 2004 Plan to (1) increase the aggregate number of Shares with respect to which Restricted Stock awards may be granted under the 2004 Plan and (2) add a provision to the 2004 Plan regarding compliance with section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury rules and regulations issued thereunder.

AMENDMENT

                NOW, THEREFORE, the 2004 Plan is hereby amended as follows:

                1.             DEDICATED SHARES; MAXIMUM AWARD.  Subject to stockholder approval, the first paragraph of Section 4 is hereby amended and restated in its entirety to read as follows:

“The aggregate number of shares of Common Stock (the “Shares”) with respect to which awards may be granted under the Plan is 2,000,000.  The Committee shall determine the appropriate methodology for calculating the number of shares of Common Stock issued pursuant to the Plan.  The aggregate number of Shares with respect to which Incentive Stock Options may be granted under the Plan is 2,000,000.  The aggregate number of Shares with respect to which Nonqualified Stock Options may be granted under the Plan is 2,000,000.  The aggregate number of Shares with respect to which Stock Appreciation Rights may be granted under the Plan is 2,000,000.  The aggregate number of Shares with respect to which Restricted Stock awards may be granted under the Plan shall not exceed 1,000,000, subject to the limitation set forth in the last sentence of this paragraph.  The aggregate number of Shares with respect to which Performance

Stock Awards may be granted under the Plan shall not exceed 400,000, subject to the limitation set forth in the last sentence of this paragraph.  Notwithstanding any other provision of the Plan to the contrary, the number of Shares the Committee may award under the Plan as Restricted Stock and Performance Stock Awards shall not exceed in the aggregate 1,000,000.”

                This amendment to the first paragraph of Section 4, and the changes to the provisions of the 2004 Plan effected thereby, shall be effective upon stockholder approval.

                2.             COMPLIANCE WITH SECTION 409A.  A new Section 20 is hereby added and the 2004 Plan is hereby amended effective January 1, 2005 to reflect the following addition:

“20.         Compliance with Section 409A.

Notwithstanding any other provision of the Plan to the contrary, awards granted under the Plan shall be designed, granted and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of section 409A of the Code and the Department of Treasury rules and regulations issued thereunder (collectively, “Section 409A”).  If the Committee determines that an award granted under the Plan, Award Agreement, payment, distribution, deferral election, transaction, or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Holder to become subject to additional taxes under Section 409A, then unless the Committee specifically provides otherwise, such award, Award Agreement, payment, distribution, deferral election, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan and/or Award Agreement will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Section 409A to the extent determined appropriate by the Committee, in each case without the consent of or notice to Holder.  The period of exercisability of an Option or a SAR shall not be extended to the extent that such extension would subject Holder to additional taxes under Section 409A.”

                This amendment adding a new Section 20, and the changes to the provisions of the 2004 Plan effected thereby, shall be effective January 1, 2005.

                Except as expressly set forth herein, the 2004 Plan shall remain in full force and effect without further amendment or modification.

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                IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized officer of the Company as of the date specified below and effective as set forth herein.

TUESDAY MORNING CORPORATION

Date: November 7, 2007	By:	/s/ ELIZABETH SCHROEDER
Elizabeth A. Schroeder
Chief Financial Officer, Secretary and
Treasurer

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